La Jolla Cove Investors, Inc.
2250 UNIOIN STREET, SUITE 301
SAN FRANCISCO, CALIFORNIA 94123
TELEPHONE: (415) 409-8703
FACSIMILE: (415) 409-8704
E-MAIL: LHCI@PACBELL.NET

LA JOLLA	www.ljcinvestors.com	SAN FRANCISCO

March 20, 2002

Mr. Dominick F. Maggio
USData Authority, Inc.
3500 NW Boca Raton Boulevard
Building 811
Boca Raton, FL 33431

RE: Convertible Debenture and Warrants

Dear Dominick,

This letter amends the 9 3/4% Convertible Debenture dated April 5, 2001, the Conversion Warrants dated April 5, 2001 and the Warrants dated February 6, 2001, all issued to LaJolla Cove Investors, Inc. by USData Authority, Inc.

The price of $1.40 set forth in sections 3.1(y) of the Convertible Debenture and section 1.4(y) of the Conversion Warrants, and the price of $4 set forth in section 1.4 of the Warrants is hereby changed to $0.30.

Except as specifically amended herein, all other terms and conditions of the Convertible Debenture, Conversion Warrants and Warrants shall remain in full force and effect.

Sincerely,

/S/ Travis W. Huff
Travis W. Huff
Portfolio Manager

USData Authority, Inc.
By: /S/ Dominick F. Maggio
Title: EVP & COO